Exhibit 10.2

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

THE FIRST NATIONAL BANK OF MIFFLINTOWN

SECOND AMENDED AND RESTATED SALARY CONTINUATION AGREEMENT

THIS SECOND AMENDED AND RESTATED SALARY CONTINUATION AGREEMENT (the “Agreement”) is adopted this 31st day of December, 2008, by and between THE FIRST NATIONAL BANK OF MIFFLINTOWN, a national banking association located in Mifflintown, Pennsylvania (the “Company”), and Richard R. Leitzel (the “Executive”), and is effective as of the 1st day of January, 2005.

This Agreement amends and restates the prior AMENDED AND RESTATED SALARY CONTINUATION AGREEMENT between the Company and the Executive dated November 5, 2001 which amended and restated the Salary Continuation Agreement dated June 30, 2001 (the “Prior Agreement”).

The parties intend this Amended and Restated Agreement to be a material modification of the Prior Agreement such that all amounts earned and vested prior to December 31, 2004 shall be subject to the provisions of Section 409A of the Code and the regulations promulgated thereunder.

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Company. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Board” means the Board of Directors of the Company as from time to time constituted.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

1.4	“Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Section 409A of the Code and regulations thereunder.

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Corporation” means First Community Financial Corporation.

1.7	“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8	“Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs within twenty-four (24) months following a Change in Control or due to death, Disability, or Termination for Cause.

1.9	“Effective Date” means June 30, 2001.

1.10	“Normal Retirement Age” means the Executive attaining age sixty-five (65).

1.11	“Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.12	“Plan Administrator” means the plan administrator described in Article 6.

1.13	“Plan Year” means each twelve (12) month period commencing with June 1 and ending May 31.

1.14	“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.15

“Separation from Service” means the termination of the Executive’s employment with the Company for reasons other than death or Disability. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A termination of employment will not be considered a Separation from Service if:

(a)	the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

1.16	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

1.17	“Termination for Cause” see Section 5.2.

Article 2

Distributions During Lifetime

2.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Company shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Twenty Four Thousand Dollars ($24,000).

2.1.2	Distribution of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.2	Early Termination Benefit. Upon Early Termination, the Company shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Benefit set forth on Schedule A for the Plan Year ending prior to Separation from Service.

2.2.2	Distribution of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.3	Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Company shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the Disability Benefit set forth on Schedule A for the Plan Year ending prior to the occurrence of such Disability.

2.3.2	Distribution of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.4	Change in Control Benefit. Upon a Change in Control followed within twenty-four (24) months by Separation from Service, the Company shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the Change in Control Benefit set forth on Schedule A for the Plan Year ending prior to Separation from Service.

2.4.2	Distribution of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.5	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the amount the Company has accrued with respect to the Company’s obligations hereunder into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by such amount, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.2 and 2.3, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

Article 3

Distribution at Death

3.1	Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the shall be an amount equal to the annual Normal Retirement Benefit set forth in Section 2.1.1, subject to annual adjustments as set forth therein.

3.1.2	Distribution of Benefit. The Company shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments for fifteen (15) years commencing the first day of the month following receipt by the Company of the Executive’s death certificate.

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Executive had the Executive survived.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

3.3	Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior, to the commencement of said benefit distributions, the Company shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence on the first day of the month following receipt by the Company of the Executive’s death certificate.

Article 4

Beneficiaries

4.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Company in which the Executive participates.

4.2	Beneficiary Designation; Change. The Executives shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5

Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5

General Limitations

5.1	Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would be an excess parachute payment under Section 280G of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4.

5.2	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement, if the Company terminates the Executive’s employment for:

5.2.1	Gross negligence or gross neglect of duties;

5.2.2	Commission of a felony or of a gross misdemeanor involving moral turpitude; or

5.2.3	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

5.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.4	Competition After Separation from Service. No benefits shall continue to be paid or shall be payable and Executive shall forfeit any right to benefits if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Company, which enterprise is, or may deemed to be, competitive with any business carried on by the Company. This section 5.4 shall not apply following a Change in Control.

5.5

Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two (2) years after the Effective Date of this Agreement, or if the insurance company denies coverage for material misstatements of fact made by the Executive on

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

any application for life insurance purchased by the Company, or any other reason; provided, however that the Company shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial. The Company shall have no liability to the Executive for any denial of coverage by the insurance company.

Article 6

Administration of Agreement

6.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

6.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4	Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5	Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

6.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

Article 7

Claims And Review Procedures

7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

7.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

Article 8

Amendments and Termination

8.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

8.2	Plan Termination Generally. This Agreement may be terminated by the Company and Executive. The benefit shall be the amount the Company has accrued with respect to the Company’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Company terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-l(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

the Company may distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. Executive acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Company shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Company shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, provided that such alternative acts do not violate Section 409A of the Code.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

President

First National Bank

P.O. Box 96

Mifflintown, PA 17059

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

IN WITNESS WHEREOF, the Executive and duly authorized Company officer have signed this Agreement.

Executive:	Company:

The First National Bank of Mifflintown

/s/ Richard R. Leitzel	By:	/s/ John P. Henry III
Richard R. Leitzel	Title:	Chairman

By execution hereof, First Community Financial Corporation consents to and agrees to be bound by the terms and conditions of this Agreement.

Attest:	First Community Financial Corporation

	By:	/s/ John P. Henry III
	Title:	Chairman

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Second Amended and Restated Salary Continuation Agreement

BENEFICIARY DESIGNATION FORM

☐	New Designation

☐	Change in Designation

I, Richard R. Leitzel, designate the following as Beneficiary under the Agreement:

Primary:
Lori R. Leitzel	100%

_____________________________________________________________________	___	%

Contingent:
_____________________________________________________________________	___	%

_____________________________________________________________________	___	%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:	Richard R. Leitzel

Signature:	/s/ Richard R. Leitzel	Date: 12-23-08

Received by the Plan Administrator this              day of                     , 20

By:

Title:

Salary Continuation Plan	Plan Year Reporting

Schedule A

Richard R. Leitzel

Birth Date: 8/23/1955 Plan Anniversary Date: 6/1/2007 Normal Retirement: 8/23/2020, Age 65 Normal Retirement Payment: Monthly for 15 years				Early Termination Annual Benefit [2] Amount Payable at Normal Retirement Age		Disability Annual Benefit [2] Amount Payable at Normal Retirement Age		Change in Control Annual Benefit [2] Amount Payable at Separation from Service		Pre-retire Death Benefit Annual [2] Benefit
Values as of	Discount Rate	Benefit Level	Accrual Balance	Vesting	Based On Accrual	Vesting	Based On Accrual	Vesting	Based On Accrual	Based On Benefit
	(0)	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
May 2007	7.00%	24,000	40,765	0%	0	100%	11,022	100%	4,371	24,000
May 2008 [1]	7.00%	24,000	49,462	0%	0	100%	12,472	100%	5,304	24,000
May 2009	7.00%	24,000	58,789	0%	0	100%	13,824	100%	6,304	24,000
May 2010	7.00%	24,000	68,789	0%	0	100%	15,085	100%	7,377	24,000
May 2011	7.00%	24,000	79,513	0%	0	100%	16,261	100%	8,526	24,000
May 2012	7.00%	24,000	91,011	100%	17,358	100%	17,358	100%	9,760	24,000
May 2013	7.00%	24,000	103,341	100%	18,381	100%	18,381	100%	11,082	24,000
May 2014	7.00%	24,000	116,563	100%	19,335	100%	19,335	100%	12,499	24,000
May 2015	7.00%	24,000	130,740	100%	20,225	100%	20,225	100%	14,020	24,000
May 2016	7.00%	24,000	145,942	100%	21,054	100%	21,054	100%	15,650	24,000
May 2017	7.00%	24,000	162,243	100%	21,828	100%	21,828	100%	17,398	24,000
May 2018	7.00%	24,000	179,722	100%	22,549	100%	22,549	100%	19,272	24,000
May 2019	7.00%	24,000	198,465	100%	23,222	100%	23,222	100%	21,282	24,000
May 2020	7.00%	24,000	218,562	100%	23,850	100%	23,850	100%	23,437	24,000
Aug 2020	7.00%	24,000	223,810	100%	24,000	100%	24,000	100%	24,000	24,000

August 23, 2020 Retirement; September 1, 2020 First Payment Date

[1]	The first line reflects 12 months of data, June 2007 to May 2008.

[2]	The annual benefit amount will be distributed in 12 equal monthly payments for a total of 180 monthly payments.

*	IF THERE IS A CONFLICT IN ANY TERMS OR PROVISIONS BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.

Salary Continuation Plan for The First National Bank of Mifflintown - Mifflintown, PA